AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1999
                                                        REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

 GLENBOROUGH REALTY TRUST INCORPORATED          GLENBOROUGH PROPERTIES, L.P
(EXACT NAME OF REGISTRANT AS SPECIFIED    (EXACT NAME OF REGISTRANT AS SPECIFIED
             IN ITS CHARTER)                          IN ITS CHARTER)

            MARYLAND                                     CALIFORNIA
(STATE OR OTHER JURISDICTION OF               (STATE OR OTHER JURISDICTION OF
 INCORPORATION OR ORGANIZATION)                INCORPORATION OR ORGANIZATION)

           94-3211970                                    94-3231041
(I.R.S.EMPLOYER INDEMNIFICATION NO.)     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                           SAN MATEO, CALIFORNIA 94402
                                 (650) 343-9300

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRAR'S PRINCIPAL EXECUTIVE OFFICES)

                              FRANK E. AUSTIN, ESQ.
                              SENIOR VICE PRESIDENT
                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                           SAN MATEO, CALIFORNIA 94402
                                 (650) 343-9300

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                            STEPHEN J. SCHRADER, ESQ.
                             JUSTIN L. BASTIAN, ESQ.
                             MORRISON & FOERSTER LLP
                               755 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ----------------

                               CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------
                                                                Proposed
                                            Proposed Maximum     Maximum
     Title of Each Class       Amount to be  Offering Price     Aggregate      Amount Of
Of Securities to be Registered Registered(1)    Per Unit     Offering Price  Registration Fee
-------------------------------------------------------------------------------------------
Glenborough Realty Trust
Incorporated
   Guarantees(2).............      (3)            (3)              (3)            (3)
-------------------------------------------------------------------------------------------
Glenborough Properties, L.P.
   Debt Securities(4)........  $300,000,000       (4)         $300,000,000    $88,500(5)
===========================================================================================

(1) In no event will the aggregate maximum offering price of all debt securities registered pursuant to this Registration Statement exceed $300,000,000.

(2) Debt securities registered hereby issued by Glenborough Properties, L.P. (the "Operating Partnership") may be accompanied by a Guarantee to be issued by Glenborough Realty Trust Incorporated (the "Company").

(3) None of the proceeds from guaranteed debt securities of the Operating Partnership will be received by the Company for the Guarantee.

(4) The proposed maximum offering price per unit (a) has been omitted pursuant to instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrants in connection with the issuance by the Registrant of the securities registered hereunder.

(5) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus and relates to Registration Statement No. 333-40959 previously filed by the Company on Form S-3 and declared effective on December 18, 1997, pursuant to which $801,202,500 of securities remain to be issued and, with respect to such securities, a filing fee of $246,273.24 was previously paid.

                                     ----------------

   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME

EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED DECEMBER   , 1998

PROSPECTUS

                                  $801,202,500
                        [LOGO] GLENBOROUGH REALTY TRUST
                                  INCORPORATED
             Preferred Stock, Common Stock, Warrants and Guarantees

                                  $300,000,000
                          GLENBOROUGH PROPERTIES, L.P.
                                 Debt Securities

                                ----------------

   Glenborough Realty Trust Incorporated may from time to time offer the following securities separately or together in one or more series or classes and in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this prospectus, with an aggregate public offering price of up to $801,202,500:

       shares or fractional shares of its preferred stock, par value $0.001;

       shares of its common stock, par value $0.001 per share;

       warrants to purchase shares of preferred sock or common stock; and

       guarantees relating to debt securities of Glenborough Properties, L.P.

   Glenborough Properties, L.P. may from time to time offer debt securities in one or more series or classes, which may be either senior or subordinated, in amounts, at prices and on terms to be determined at the time of the offering, with an aggregate public offering price of up to $300,000,000. Glenborough Realty Trust Incorporated may unconditionally guarantee the payment obligations on such debt securities on terms described in this prospectus and in the applicable supplement to this prospectus.

   The specific terms of these equity and debt securities will be provided in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. The applicable prospectus supplement will also contain information, where applicable, about certain United States Federal Income Tax Consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

   The Common Stock of Glenborough Realty Trust Incorporated is listed on the New York Stock Exchange under the symbol "GLB," and the 7 3/4% Series A Convertible Preferred Stock (liquidation preference $25.00 per share) of Glenborough Realty Trust Incorporated is listed on the New York Stock Exchange under the symbol "GLB Pr A."

   Investing  in  securities   described  in  this   prospectus  and  applicable
prospectus supplement involves certain risks. See "Risk Factors" beginning on page 8.

                                ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                     The date of this Prospectus is , 1998.

   WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THEIR RESPECTIVE DATES, EVEN THOUGH THIS PROSPECTUS OR A SUPPLEMENT IS DELIVERED OR SECURITIES ARE SOLD ON A LATER DATE.

                                TABLE OF CONTENTS

                                                                            Page
About This Prospectus..........................................................9
Where You Can Find More Information............................................9
Incorporation of Certain Documents By Reference................................9
Forward Looking Statements....................................................10
Risk Factors..................................................................11
The Company and the Operating Partnership.....................................20
Use of Proceeds...............................................................21
Ratio of Earnings To Fixed Charges and Preferred Stock Dividends..............21
Ratio of Earnings To Fixed Charges and Preferred Partner Interest
   Distributions..............................................................21
Description of Debt Securities................................................21
Description of Preferred Stock................................................30
Description of Common Stock...................................................33
Description of Warrants.......................................................34
Certain Provisions of The Company's Charter and Bylaws and Stockholders'
   Rights Plans...............................................................35
Federal Income Tax Consequences...............................................36
Plan of Distribution..........................................................46
Experts.......................................................................47
Legal Matters.................................................................47

                              ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, Glenborough Realty Trust Incorporated (the "Company") may sell any combination of the common stock, preferred stock, depositary shares, warrants and guarantees described in this prospectus in one or more offerings up to a total dollar amount of $801,202,500 and Glenborough Properties, L.P. (the "Operating Partnership") may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," or "our" mean the Company and its subsidiaries, including the Operating Partnership and the Company's consolidated subsidiaries for the periods from and after December 31, 1995 (the date the Company merged with and into Glenborough Corporation ("Old GC"), a California corporation, and eight public limited partnerships (collectively with Old GC, the "GRT Predecessor Entities")) and the Company's predecessor partnerships and companies for periods prior to the Consolidation.

                       WHERE YOU CAN FIND MORE INFORMATION

   The Company and the Operating Partnership file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file with the Commission at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed a registration statement of which this prospectus is a part and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and the securities. You may view the registration statement and exhibits on the Commission's web site. Also, you may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company

   The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information.

   The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     b. The Company's Annual Report on Form 10-K/A for the year ended December 31, 1997, filed with the Commission on September 10, 1998;

     c. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     d. The Company's Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1998 and June 30, 1998, each filed with the Commission on September 10, 1998;

     e. The Company's Current Reports on Form 8-K filed with the Commission on April 29, 1998, May 7, 1998, July 10, 1998, July 15, 1998 and July 22, 1998;

     f. The Company's Current Reports on Form 8-K/A filed with the Commission on May 15, 1998, August 13, 1998 and September 10, 1998 ;

     g. The description of the Registrant's common stock, par value $0.001 per share, contained in the Company's Registration Statement on Form 8-A (File No. 1-14162); and

     h. The description of the Company's 7 3/4% Convertible Preferred Stock (liquidation preference $25.00 per share), par value $0.001 per share, contained in the Company's Registration Statement on Form 8-A (File No. 1-14162).

The Operating Partnership

   The documents listed below have been filed by the Operating Partnership under the Exchange Act with the Commission and are incorporated herein by reference.

     a.  The  reports  and  financial   statements  included  in  the  Operating
   Partnership's Registration Statement on Form S-4 (File No. 333-08808).

     b. The Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

   To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write the director of capital markets, Glenborough Realty Trust Incorporated, 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708, telephone number (650) 343-9300.

   You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

   In addition, we incorporate by reference all documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus.

                           FORWARD LOOKING STATEMENTS

   Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to the acquisition and sale of properties, our capital resources, portfolio performance and results of operations. Likewise, the pro forma financial statements and other pro forma information contained or incorporated by reference in this prospectus also contain forward-looking statements. In addition, all statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. There is no assurance that the events or circumstances reflected in forward-looking statements will be achieved or will occur. You can identify forward-looking statements  by the  use  of  forward-looking  terminology  such  as  "believes,"
"expects,"  "may,"  "will,"  "should,"  "seeks,"   "approximately,"   "intends,"

"plans,"  "pro forma,"  "estimates"  or  "anticipates"  or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise. Actual results may be inconsistent with such forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to such activities), our failure to qualify and maintain the Company's status as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulations, legislation, population changes and certain other matters discussed in this prospectus and the applicable prospectus supplement, including under the heading "Risk Factors." We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only.

                                  RISK FACTORS

   Before you invest in our equity or debt securities, you should be aware that purchasing or owning our securities involves various risks, including those described below. You should consider carefully the risk factors together with all of the other information included in this prospectus and accompanying prospectus supplement before you decide to purchase our securities.

The Limited Availability of and Competition for Real Estate Acquisitions May Restrict Our Ability to Grow

   Our growth depends, in part, upon acquisitions. We cannot be sure that properties will be available for acquisition or, if available, that we will be able to purchase those properties on favorable terms. The unavailability of such acquisitions could limit our growth. Furthermore, we face competition from several other businesses, individuals, fiduciary accounts and plans and entities in the acquisition, operation and sale of properties. Some of our competitors are larger than we are and have greater financial resources than we do. This competition could cause the cost of properties we wish to purchase to rise.

Competition for Tenants Could Adversely Affect Our Operations

   When space becomes available at our properties the leases may not be renewed, the space may not be leased or re-leased, or the terms of the renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable to us. We have established annual property budgets that include estimates of costs for renovation and reletting expenses. We believe that these estimates are reasonable in light of each property's situation; however, no assurance can be given that these estimates will sufficiently cover these expenses. If we cannot lease all or substantially all of the space at our properties promptly, if the rental rates are significantly lower than expected, or if our reserves for these purposes prove inadequate, then our results of operations, financial condition and ability to service debt could be negatively impacted.

Tenants' Defaults Could Adversely Affect Our Operations

   Our ability to manage our assets is subject to federal bankruptcy laws and state laws that limit creditors' rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply, which in some instances may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our results of operations, financial condition and ability to service debt.

Cash Flow May Be Insufficient for Debt Service Requirements

   We intend to incur indebtedness in the future, including through borrowings under our credit facility, to finance property acquisitions. As a result, we expect to be subject to the following risks associated with debt financing including:

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

       that interest rates may increase;

       that our cash flow may be insufficient to meet required payments on our debt; and

       that we may be unable to refinance or repay the debt as it comes due.

Debt Restrictions May Affect Operations and Negatively Affect Our Ability to Repay Indebtedness at Maturity

   Our current $250 million unsecured credit facility with Wells Fargo Bank, N.A. contains provisions that restrict the amount of distributions we can make. These provisions provide that distributions may not exceed the lesser of (i) 90% of funds from operations or (ii) the minimum amount that the Company must distribute to its stockholders in order to avoid federal tax liability and remain qualified as a REIT. If we cannot obtain acceptable financing to repay indebtedness at maturity, we may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could adversely affect our results of operations, financial condition and ability to service debt. Also, as of September 30, 1998, approximately $283.9 million of our total indebtedness was secured by mortgages that included cross-collateralization provisions. In the event of a default, the holders of this indebtedness may seek to foreclose upon properties which are not the primary collateral for their loan. This may, in turn, accelerate other indebtedness secured by these properties. Foreclosure of properties would cause a loss to us of income and asset value.

Fluctuations in Interest Rates May Adversely Affect Our Operations

   As of September 30, 1998, we had approximately $412.9 million of variable interest rate indebtedness. Accordingly, an increase in interest rates will adversely affect our net income, results of operations and ability to service debt.

Addition of New Properties Could Make Management of Expansion Difficult

   We have experienced a period of rapid growth. Since the Consolidation on December 31, 1995, we have invested approximately $1.8 billion in properties as of September 30, 1998. To manage growth effectively, we must apply successfully our experience managing our existing portfolio to expanded markets and to an increased number of properties. We cannot be sure that we will be able to manage these operations effectively. If we do not manage our expansion effectively, this could adversely affect our results of operations, financial condition and ability to service debt.

Acquisitions Could Adversely Affect Operations

   Consistent with our growth strategy, we are continually pursuing and evaluating potential acquisition opportunities. From time to time we are actively considering the possible acquisition of specific properties, which may include properties managed by Glenborough Corporation ("GC") or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect our results of operations, financial condition and ability to service debt.

Assumption of General Partner Liabilities May Adversely Affect Operations

   We and our predecessors have acquired a number of properties by acquiring interests in partnerships that own the properties or by first acquiring general partnership interests and acquiring properties from the partnership at a later date. We may pursue acquisitions in this manner in the future. When we use this acquisition technique, a subsidiary of the Company may become a general partner. As a general partner, such subsidiary would become generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. We undertake detailed due diligence reviews to ascertain the nature and extent of obligations that the subsidiary will assume when it becomes a general partner, but we cannot be sure the obligations assumed may exceed our estimates. Also, we cannot be sure that the assumed liabilities will not have an adverse effect on our results of operations or financial condition and ability to service debt. In addition, GC or another subsidiary may enter into management agreements pursuant to which it assumes certain obligations as a manager of properties. These obligations may have an adverse effect on such subsidiary's results of operations or financial condition, which could adversely affect our results of operations or financial conditions and ability to service debt.

Potential Adverse Consequences of Transactions Involving Conflicts of Interest

   We have acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, the Company's Chairman and Chief Executive Officer, and Andrew Batinovich, the Company's President and Chief Operating
Officer, control, and in which they and members of their families have substantial interests. These transactions involve or will involve conflicts of interest. These transactions also may provide substantial economic benefits to those individuals such as:

       payments or issuances of partnership units in the Operating Partnership,

       relief or deferral of tax liabilities,

       relief of primary or secondary liability for debt, and

       reduction in exposure to other property-related liabilities.

   Our policy provides that interested directors may not vote with regard to transactions in which they have a substantial interest. These transactions may only be completed if they are approved by a majority of the disinterested directors, with the interested directors abstaining. Despite this policy and the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation. These transactions may not be as favorable to us as transactions that we negotiate with unrelated parties and they could result in undue benefit to Robert and Andrew Batinovich and members of their families. None of these parties has guaranteed that any properties acquired from entities they control or in which they have a significant interest will be as profitable as other investments made by us or will not result in losses.

Dependence on Executive Officers

   We depend on the efforts of Robert Batinovich, the Company's Chief Executive Officer and Andrew Batinovich, the Company's President and Chief Operating Officer, and of the Company's other executive officers. The loss of the services of any of them could have an adverse effect on our results of operations and financial condition. Both Robert and Andrew Batinovich have entered into employment agreements.

Potential Liability Due to Environmental Matters

   Under federal, state and local laws relating to protection of the environment ("Environmental Laws"), a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of petroleum products or other hazardous or toxic substances on the property. These owners may be required to investigate and clean-up the contamination on the property as well as the contamination which has migrated from the property.
Environmental Laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of, or was responsible for, the presence of the contamination. This liability may be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. In addition, the owner or operator of a property may be subject to claims by third parties based on personal injury, property damage and/or other costs, including investigation and clean-up costs, resulting from environmental contamination. Environmental Laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated. These restrictions may require expenditures. Under the Environmental Laws, any person who arranges for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of investigation or clean-up of those substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person.

   Tenants of our properties generally are required by their leases to operate in compliance with all applicable Environmental Laws, and to indemnify us against any environmental liability arising from their activities on the properties. However, we could be subject to environmental liability relating to our management of the properties or strict liability by virtue of our ownership interest in the properties. Also tenants may not satisfy their indemnification obligations under the leases. We are also subject to the risk that any environmental assessments of our properties, properties being considered for acquisition, or the properties owned by the partnerships managed by GC may not have revealed all potential environmental liabilities, any prior owner or prior or current operator of such properties may have created an environmental condition not known to us or an environmental condition may otherwise exist as to any one or more of such properties.

Any one of these conditions could have an adverse effect on our results of operations and financial condition or ability to service debt, either directly (with respect to our properties), or indirectly (with respect to properties owned by partnerships managed by GC). Any condition adversely affecting the financial condition of GC could adversely affect us by diminishing the value of our interest in GC. Moreover, future environmental laws, ordinances or regulations may have an adverse effect on our results of operations, financial condition and ability to service debt. Also, the current environmental condition of those properties may be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us.

Environmental Assessments and Potential Liability Due to Asbestos-Containing Materials

   Environmental Laws also govern the presence, maintenance and removal of asbestos-containing building materials. These laws require that asbestos-containing building materials be properly managed and maintained and that those who may come into contact with asbestos-containing building materials be adequately informed and trained. They also require that special precautions, including removal or other abatement, be undertaken in the event asbestos-containing building materials is disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. They also may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

   All of the properties that we presently own have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling. We have completed all of these investigations or are in the process of completing them. Certain of our properties have been found to contain asbestos-containing building materials. We believe that these materials have been adequately contained and we have implemented an asbestos-containing building materials operations and maintenance program for the properties found to contain asbestos-containing building materials.

   Some, but not all, of the properties owned by partnerships managed by GC have been subject to Phase I environmental assessments by independent environmental consultants. GC determines on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties contain asbestos-containing building materials. In each case GC believes that these materials have been adequately contained and has implemented an asbestos-containing building materials operations and maintenance program has been implemented for the properties found to contain asbestos-containing building materials.

Potential Environmental Liability Resulting From Underground Storage Tanks

   Some of our properties, as well as properties that we have previously owned, are leased or have been leased to owners or operators of businesses that use, store or otherwise handle petroleum products or other hazardous or toxic substances. These businesses include dry cleaners that operate on-site dry cleaning plants and auto care centers. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. These operations create a potential for the release of those substances. Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of our properties have been contaminated with these substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of our properties are on, or are adjacent to or near other properties upon which others, including former owners or tenants of the properties, have engaged or may engage in activities that may release petroleum products or other hazardous or toxic substances.

Environmental Liabilities May Adversely Affect Operating Costs and Ability to Borrow

   The obligation to pay for the cost of complying with existing Environmental Laws as well as the cost of complying with future legislation may affect our operating costs. In addition, the presence of petroleum products or other hazardous or toxic substances at any of our properties, or the failure to remediate those properties properly, may adversely affect our ability to borrow by using those properties as collateral. The cost of defending against claims of liability and the cost of complying with Environmental Laws, including investigation or clean-up of contaminated property, could materially adversely affect our results of operations, financial condition and ability to service debt.

General Risks of Ownership of Real Estate

   We are subject to risks generally incidental to the ownership of real estate. These risks include:

     Changes in general economic or local conditions.

     Changes in supply of or demand for similar or competing properties in an area.

     The impact of environmental protection laws.

     Changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive.

     Changes in tax, real estate and zoning laws.

     The creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without our knowledge and consent.

   Should any of these events occur, our results of operations, financial condition and ability to service debt could be adversely affected.

General Risks Associated With Management, Leasing and Brokerage Contracts

   We  are  subject  to  the  risks  generally   associated  with  the  property
management, leasing and brokerage businesses. These risks include the risk that:

     management contracts or service agreements may be terminated;

     contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms; and

     leasing and brokerage activity generally may decline.

   In addition, our acquisition of properties from partnerships managed by GC or another subsidiary could result in a decrease in revenues to such subsidiary and a corresponding decrease in dividends received by us from such subsidiary. Each of these developments could have an adverse effect on our results of operations, financial condition and ability to service debt.

   To maintain the Company's status as a REIT while realizing income from GC's third-party management business, the capital stock of GC is divided into two classes. All of the voting common stock of GC, representing 5% of GC's total equity, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of GC is held entirely by the Operating
Partnership. Although the Operating Partnership holds a majority of the equity interest in GC, it is not able to elect GC's directors and, consequently, we have no ability to influence GC's day-to-day decisions.

Uninsured Losses May Adversely Affect Operations

   We, or in certain instances tenants of the properties, carry comprehensive liability, fire and extended coverage with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. This could have an adverse effect on our results of operations, financial condition and ability to service debt.

Illiquidity of Real Estate May Limit Our Ability to Vary Our Portfolio

   Real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), and individual agreements with sellers of properties place limits on our ability to sell properties. Eighty-five of our properties were acquired on terms and conditions under which they can be disposed of only in a like-kind exchange or other non-taxable transaction. The agreed upon time periods for these restrictions on dispositions vary from transaction to transaction.

Potential Liability Under the Americans With Disabilities Act

   As of January 26, 1992, all of our properties were required to be in compliance with the Americans With Disabilities Act. The Americans With Disabilities Act generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the Americans With Disabilities Act requirements could require removal of access barriers. Non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the Americans With Disabilities Act, the impact of its application to our properties, including the extent and timing of required renovations, is uncertain. Pursuant to lease agreements with tenants in certain of the "single-tenant" properties, the tenants are obligated to comply with the Americans With Disabilities Act provisions. If our costs are greater than anticipated or tenants are unable to meet their obligations, our results of operations, financial condition and ability to service debt could be adversely affected.

Development Alliances May Adversely Affect Operations

   We may, from time to time, enter into alliances with selected developers for the purpose of developing new projects in which these developers have, in the opinion of management, significant expertise or experience. These projects generally require various governmental and other approvals, the receipt of which cannot be assured. These development activities also may entail certain risks, including the risk that management may expend funds on and devote time to projects which may not come to fruition;

     construction costs of a project may exceed original estimates, possibly making the project uneconomical;

     occupancy rates and rents at a completed project may be less than anticipated; and

     expenses at a completed development may be higher than anticipated.

   In addition, the partners in development alliances may have significant control over the operation of the alliance project. Therefore, these investments may, under certain circumstances, involve risks such as the possibility that the partner might become bankrupt;

     have economic or business interests or goals that are inconsistent with our business interest or goals; or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

   Consequently, actions by a partner in a development alliance might subject property owned by the alliance to additional risk. Although we will seek to maintain sufficient control of any alliance to permit our objectives to be achieved, we may be unable to take action without the approval of our development alliance partners. Conversely, our development alliance partners could take actions binding on the alliance without our consent. In addition, should a partner in a development alliance become bankrupt we could become liable for the partner's share of the project's liabilities. These risks may result in a development project adversely affecting our results of operations, financial condition and ability to service debt.

Material Tax Risks

   Since 1996, the Company operated as a REIT under the Code. However, the Company may not be able to maintain its status as a REIT. To qualify as a REIT the Company must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions. Only limited judicial or administrative interpretation exists for these provisions and involves the determination of various factual matters and circumstances not entirely within our control. The Company receives nonqualifying management fee income and owns nonqualifying preferred stock in certain subsidiaries. As a result, the Company may approach the income and asset test limits imposed by the Code. There is a risk that the Company may not satisfy these tests. In order to avoid exceeding the asset test limit, for example, the Company may have to reduce its interest in its subsidiaries. The Company is relying on the opinion of its tax counsel regarding its ability to qualify as a REIT. This legal opinion, however, is not binding on the Internal Revenue Service ("IRS"). See "Federal Income Tax Consequences -- Taxation of the Company."

Consequences of Failure to Qualify as a REIT

   If the Company fails to qualify as a REIT in any taxable year, it would be subject to federal income tax on its taxable income at corporate rates. In addition, the Company also may be disqualified from treatment as a REIT for the four taxable years following the year in which it failed to qualify. This would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability. In addition, the Company would no longer be required to make distributions to stockholders. See "Federal Income Tax Consequences -- Failure to Qualify."

   Even if the Company continues to qualify as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences -- Taxation of the Company."

Possible Changes in Tax Laws; Effect on the Market Value of Real Estate Investments

   Income tax treatment of REITs may be modified by legislative, judicial or administrative action at any time. These changes may be applied to past as well as future operations. Legislation, regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to (1) the qualification as a REIT or (2) the federal income tax consequences of this qualification. In addition, the changes might also indirectly affect the market value of all real estate investments, and consequently our ability to realize our investment objectives.

Additional Capital Requirements; Possible Adverse Effects on Holders of Equity

   Our future growth depends in large part upon our ability to raise additional capital on satisfactory terms. We may not be able to raise sufficient capital to achieve our objectives. If we raise additional capital through the issuance of additional equity securities, or securities convertible into or exercisable for equity securities, the interests of holders of the securities offered by this Prospectus could be diluted. Likewise, the Company's Board of Directors is authorized to issue Preferred Stock and to determine the rights of the Preferred Stock. Accordingly, the Board of Directors may authorize the issuance of Preferred Stock with rights which may dilute or otherwise adversely affect the interests of holders of securities offered by this Prospectus. If we raise additional capital through debt financing, we will be subject to the risks described below, among others.

The Company's Indebtedness Restrictions May Adversely Affect the Operating Partnership's Ability to Incur Indebtedness

   The Company's organizational documents limit its ability to incur additional debt if the total debt, including the additional debt, would exceed 50% of the "Borrowing Base." This debt limitation in the Company's Charter can only be amended by an affirmative vote of the majority of all outstanding stock entitled to vote on such amendment. The term "Borrowing Base" is defined as the greater of Fair Market Value or Total Market Capitalization. Fair Market Value is based upon the value of the Company's assets as determined by an independent appraiser. Total Market Capitalization is the sum of the market value of the Company's outstanding capital stock, including shares issuable on exercise of redemption options by holders of units of the Operating Partnership, plus debt. An exception is made for refinancings and borrowings required to make distributions to maintain the Company's status as a REIT. In light of these debt restrictions, it should be noted that a change in the value of the Common Stock could affect the Borrowing Base, and therefore our ability to incur additional indebtedness, even though such change in the Common Stock's value is unrelated to our liquidity.

Limitation on Ownership of Common Stock And Stockholder's Rights Plan May Preclude Acquisition of Control

   Provisions of the Company's Charter are designed to assist the Company in maintaining its qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that

      -any transfer or acquisition of the Company's Common or preferred stock that would result in the disqualification of the Company as a REIT under the Code will be void; and

      -if any person attempts to acquire shares of the Company's Common or preferred stock that after the acquisition would cause the person to own an amount of Common Stock and preferred stock in excess of a predetermined limit, such acquisitions would be void.

   Ownership is determined by operation of certain attribution rules set out in the Code. Pursuant to Board action, the limit currently is 9.9% of the value of the outstanding shares of Common Stock and preferred stock (the "Ownership
Limitation"). The Common Stock or preferred stock the transfer of which would cause any person to violate the Ownership Limitation, is referred to as the "Excess Shares." A transfer that would violate the Ownership Limitation will be void and the Common Stock or preferred stock subject to the transfer will automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. This limitation on the ownership of Common Stock and preferred stock may preclude the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership
Limitation for any person, the Ownership Limitation will be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 50% of the value of the Common Stock and preferred stock. Certain other provisions contained in the Company's Charter and Bylaws may also have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control in the Company even if a change in control would be in the best interests of the stockholders. See "Certain Provisions of the Company's Charter and Stockholders' Rights Plan."

   In addition, in July 1998, the Company's Board of Directors adopted a stockholder rights plan. Under the plan, the Company declared a dividend of Rights on its Common Stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of the Company's shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms of an acquisition with the Board of Directors. However, it could have the effect of deterring or preventing an acquisition of the Company, even if a majority of the Company's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management.

Losses Relating to Consolidation

   The Company was created through the merger of eight partnerships and a corporation (the "Consolidation"). Prior to the Consolidation, two lawsuits were filed in 1995 contesting the fairness of the Consolidation, one in California State court and one in federal court. The Company has been named as a defendant in each of the suits. The complaints in both actions alleged, among other things, breaches by the defendants of fiduciary duties and inadequate disclosures. The California State court action was settled and, upon appeal, the settlement was affirmed by the State Court of Appeals on February 17, 1998. The objectors petitioned the California Supreme Court for review, which was denied on May 21, 1998. On August 18, 1998, the objectors filed with the United States

Supreme Court a petition for writ of certiorari. On September 18, 1998, the defendants filed a brief in opposition to the objectors' petition for writ of certiorari, and on September 25, 1998, the objectors filed a reply in support of their petition. The United States Supreme Court has not yet ruled on the petition for writ of certiorari. Pursuant to the terms of the settlement in the California State court action, pending appeal, the Company has paid one-third of the $855,000 settlement amount and the remaining two-thirds are being held in escrow. In the federal court action, the court in December of 1995 deferred all further proceedings pending a ruling in the California State court action. The federal court action has been voluntarily stayed pending final outcome of the California State court action. We believe that it is very unlikely that this litigation would result in a liability that would exceed our accrued liability by a material amount. However, given the inherent uncertainties of litigation, we cannot be sure that the ultimate outcomes of these actions will be favorable to us.

   From time to time we are involved in other litigation arising out of our business activities. Certain other claims and lawsuits have arisen against us in our normal course of business. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on our results of operations and financial condition.

Uncertainty Due to the Company's Board of Directors' Ability to Change Investment Policies

   The Company's Board of Directors may change our investment policies without a vote of the stockholders. If our investment policies change, the risks and potential rewards of an investment in the Offered Securities may also change. In addition, the methods of implementing our investment policies may vary as new investment techniques are developed.

Effect of Market Interest Rates on Price of Common Stock

   The annual yield on the price paid for shares of Common Stock from distributions by the Company may influence the market price of the shares of Common Stock in public markets. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. This may adversely affect the market price of the Common Stock.

Shares Available for Future Sale

   We cannot predict the effect, if any, that future sales of shares of Common Stock or future conversions or exercises of securities for future sales will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock.

Impact of Year 2000 Compliance Costs on Operations

   State of Readiness. We use a number of computer software programs and operating systems across our entire organization. These programs and systems primarily comprise (i) information technology systems ("IT Systems") (i.e., software programs and computer operating systems) that serve our management operations, and (ii) embedded systems such as devices used to control, monitor or assist the operation of equipment and machinery systems (e.g., HVAC, fire safety and security) at our properties ("Property Systems"). To the extent that our software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000" and beyond, some level of modification or replacement of these applications will be necessary.

    IT Systems. Employing a team made up of internal personnel and third-party consultants, we have completed our identification of IT Systems, including hardware components, that are not yet Year 2000 compliant. To the best of our knowledge based on available information and a reasonable level of inquiry and investigation, we have completed such upgrading of such systems that we believe are called for under the circumstances, and in accordance with prevailing industry practice. We have commenced a testing program which we anticipate will be completed during 1999. In addition, we are currently communicating with third parties with whom we do significant business, such as financial institutions, tenants and vendors, to determine their readiness for Year 2000 compliance.

    Property Systems. Employing a team made up of internal personnel and third-party consultants, we have also completed our identification of Property Systems, including hardware components, that are not yet Year 2000 compliant. We have commenced such upgrading of such systems that we believe are called for under the circumstances, based on available information and a reasonable level of inquiry and investigation, and in accordance with prevailing industry practice. Upon completion of such upgrading, we will initiate a testing program which we anticipate will be completed during 1999. To the best of our knowledge, there are no Property Systems, the failure of which would have a material effect on our operations.

   Costs of Addressing Our Year 2000 Issues. Given the information known at this time about our systems that are non-compliant, coupled with our ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, we do not expect Year 2000 compliance costs to have any material adverse impact on our liquidity or ongoing results of operations. The costs of such assessment and remediation will be paid as an operating expense.

   Risks of Our Year 2000 Issues. In light of our assessment and upgrading efforts to date, and assuming completion of the planned, normal course-of-business upgrades and subsequent testing, we believe that any residual Year 2000 risk will be limited to non-critical business applications and support hardware, and to short-term interruptions affecting Property Systems which, if they occur at all, will not be material to our overall operations. We believe that all of our systems will be Year 2000 compliant and that compliance will not materially adversely affect our future liquidity or results of operations or ability to service debt, but we cannot give absolute assurance that this is the case.

   Our Contingency Plans. We are currently developing our contingency plans for all operations to address the most reasonably likely worst case scenarios regarding Year 2000 compliance. Such plans, however, will recognize material limitations on our ability to plan for major regional or industrial failures such as regional power outages or regional or industrial communications breakdowns. We expect such contingency plans to be completed during 1999.

                    THE COMPANY AND THE OPERATING PARTNERSHIP

   The Company is a self-administered and self-managed REIT. As of September 30, 1998, we owned a nationally diversified portfolio of 190 office, office/flex, industrial, retail and multi-family properties (collectively, the "Properties," and each a "Property") aggregating approximately 24.7 million square feet
located  in  24  states  throughout  the  country.  In  addition,   GC  provides
comprehensive asset, partnership and property management services for a diversified portfolio of 33 additional properties that we do not own. The combined portfolios encompass approximately 27.5 million rentable square feet in 24 states and 36 major metropolitan areas.

   The Operating Partnership holds directly or indirectly all of the Company's interests in the Properties and all of the Company's operations relating to the Properties are conducted through the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner and, as of September 30, 1998, the Company owned a 1% general partnership interest and an approximate 89% limited partnership interest in the Operating Partnership. Unless otherwise indicated, ownership percentages of the units of limited partnership interest in the Operating Partnership have been calculated assuming the entire Preferred Partner Interest in the Operating Partnership has been converted into such units. The description of the Company's business and properties (incorporated by reference herein), would apply, without material differences, to the Operating Partnership's business and properties.

   Our principal strategy is to acquire diverse properties, manage a diversified portfolio of real estate and make dispositions from our portfolio as appropriate. This strategy has evolved from our predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring portfolios and management interests from third parties. In particular, unlike most REITs, which typically purchase specific types of properties or properties located in regional markets, we seek to maintain a portfolio of properties which are diversified by both property type and location. We believe we can acquire diversified real estate portfolios at attractive prices from partnerships as well as REITs, life insurance companies and other institutions because we can provide liquidity to portfolio owners who might otherwise face a limited market for their diversified portfolios, or who might be forced to liquidate through multiple sales of the individual properties which can be more expensive and time consuming than the single sale of the entire portfolio.

   Furthermore, the Operating Partnership's UPREIT structure allows us to address the current owners' tax concerns and structure transactions that may defer taxable gains. The Operating Partnership has issued partnership units in the Operating Partnership, which are redeemable for cash or exchangeable for the Company's Common Stock, to sellers in connection with the acquisition of properties with a total acquisition cost of approximately $689 million. To date, we have issued a total of approximately 4.3 million units of limited partnership interests in the Operating Partnership at an average price of $23.06 per unit.

   If you wish to contact us, you have the following options:

      Address of              400 South El Camino Real, Suite 1100
      Executive Offices:      San Mateo, California 94402-1708

      Telephone:              (650) 343-9300
      Facsimile:              (650) 343-8379


                                 USE OF PROCEEDS

   Unless otherwise indicated in the applicable Prospectus Supplement, we intend to invest the net proceeds from any sale of the securities offered pursuant to this Prospectus for general corporate purposes including, without limitation, the acquisition and development of properties and the repayment of debt. Net proceeds from the sale of such securities initially may be temporarily invested in short-term securities.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The Company's ratio of earnings to fixed charges and preferred stock dividends for the nine month period ended September 30, 1998 was 1.44x. The ratio of earnings to fixed charges and preferred stock dividends is computed as income from operations, before minority interest, income taxes and extraordinary items, plus fixed charges (primarily interest expense) and preferred stock dividends, divided by fixed charges and preferred stock dividends. Prior to January 1998, the Company did not have any outstanding preference securities. The Company's ratio of earnings to fixed charges for the fiscal years ended December 31, 1996 and 1997 was 0.71x and 3.21x, respectively. Prior to the Consolidation, the Company's Predecessors' ratio of earnings to fixed charges for 1993, 1994 and 1995 was 2.67x, 2.58x and 1.41x, respectively. The ratio of earnings to fixed charges is computed as income from operations, before minority interest, income taxes and extraordinary items, plus fixed charges (primarily interest expense) divided by fixed charges.

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED PARTNER INTEREST DISTRIBUTIONS

   The Operating Partnership's ratio of earnings to fixed charges and preferred partner interest distributions for the nine month period ended September 30, 1998 was 1.42x. The ratio of earnings to fixed charges and preferred partner interest distributions is computed as income from operations, before minority interest, income taxes and extraordinary items, plus fixed charges (primarily interest expense) and preferred partner interest distributions, divided by fixed charges and preferred partner interest distributions. Prior to January 1998, the Operating Partnership did not have any outstanding preference securities. The Operating Partnership's ratio of earnings to fixed charges for the fiscal years ended December 31, 1996 and 1997 was 0.55x and 2.81x, respectively. Prior to the Consolidation, the Operating Partnership's Predecessors' ratio of earnings to fixed charges for 1993, 1994, and 1995 was 2.67x, 2.58x and 1.41x, respectively. The ratio of earnings to fixed charges is computed as income from operations, before minority interest, income taxes and extraordinary items, plus fixed charges (primarily interest expense) divided by fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

   The following sets forth certain general terms and provisions of the Indenture under which the debt securities which may be offered by the Operating Partnership hereby (the "Debt Securities," and together with the Preferred Stock, common stock, warrants and guarantees, which may be offered by the Company hereby, the "Offered Securities") are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

   Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities are to be issued under an Indenture dated March 23, 1998, as supplemented by the First Supplemental Indenture dated March 23, 1998, as amended or supplemented from time to time (the "Indenture"), among the Operating Partnership, the Company and Chase Manhattan and Trust Company National Association, as trustee (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture is available for inspection at the corporate trust office of the Trustee, or as described above under "Where You Can Find More Information." The

Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.

General

   The Debt Securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

   The Debt Securities may be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest. (Section 1601).

   The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee will be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

Terms

   The specific terms of any series of Debt Securities being offered will be set forth in the Prospectus Supplement for such offering. Such specific terms may include:

   (1) the title of such Debt Securities, whether such Debt Securities are Senior Securities or Subordinated Securities and whether such Debt Securities are guaranteed by a Guarantee;

   (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

   (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

   (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

   (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

   (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

   (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for registration of transfer, exchange or conversion and (iii) notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;

   (8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

   (9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (10) if other than the Trustee, the identity of each security registrar and/or paying agent for the Debt Securities;

   (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (13) provisions, if any, granting special rights to the holders of Debt Securities upon the occurrence of such events as may be specified;

   (14) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture (whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture);

   (15) the person to whom any interest on any registered Debt Security will be payable, if other than the person in whose name the Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security will be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than the manner provided in the Indenture;

   (16) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (17) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

   (18) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture, or any modification thereof;

   (19) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;

   (20) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

   (21) the terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership, including a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness; and

   (22) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

   The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   The Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, restrictions on ownership and transfers of the Company's common stock and Preferred Stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Guarantees

   The Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees of the Company, on a senior or subordinated basis, which will guarantee the due and punctual payment of principal of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities. (Section 1601).

Denominations, Interest, Registration And Transfer

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

   Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Holder, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).

   All amounts paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the Debt Security thereafter may look only to the Operating Partnership for payment thereof.
(Section 1003).

   Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, redemption, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

   Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

Merger, Consolidation Or Sale

   The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided (a) either the Operating Partnership shall be the continuing person, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal, premium, if any, and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate of the Company as General Partner of the Operating Partnership and an opinion of counsel covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

Certain Covenants

   Existence. Except as permitted under "Merger, Consolidation or Sale," the Indenture requires each of the Operating Partnership and the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (partnership and statutory) and franchises; provided, however, that each of the Operating Partnership and the Company shall not be required to preserve any right or franchise if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

   Maintenance of Properties. The Indenture requires each of the Operating Partnership and the Company to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or the Company, as the case may be, and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1006).

   Insurance. The Indenture requires the Operating Partnership and each of its Subsidiaries to keep its insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility. (Section 1007).

   Payment of Taxes and Other Claims. The Indenture requires each of the Operating Partnership and the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership or the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith. (Section 1008).

   Provision of Financial Information. The Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) will file with the Trustee copies of annual reports, quarterly reports and other documents (the "Financial

Reports") which the Operating Partnership may be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act; provided, however, that if the Operating Partnership or the Company is not subject to such Sections, it will file with the Trustee and the Commission such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange.

   Additional  Covenants.   Reference  is  made  to  the  applicable  Prospectus
Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

Events Of Default, Notice And Waiver

   Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Operating Partnership contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 under any bond, debenture, note or other evidence of indebtedness of the Operating Partnership, or under any mortgage, indenture or other instrument of the Operating Partnership (including a default with respect to Debt Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Operating Partnership (or by any subsidiary of the Operating Partnership, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, or any Significant Subsidiary or all or substantially all of any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities
(Section 501). The term "Significant Subsidiary" means each significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company. (Section 101).

   If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (if the Company has guaranteed any Debt Securities under such Indenture) and the Operating Partnership (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less then a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

   The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal, premium, if any, or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

   The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal, premium, if any, and interest on such Debt Securities at the respective due date thereof (Section 508).

   Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

   Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1005).

Modification Of The Indenture

   Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

   The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series have the right to waive compliance by the Operating Partnership or the Company with certain covenants in the Indenture relating to such series (Section 1010).

   Modifications and amendments of the Indenture may be made by the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture or succession of another Person as Guarantor; (ii) to add to the covenants of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities or Guarantees;
(vii) to establish the form or terms of Debt Securities of any series and any related Guarantees; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; and (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

   The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section
101).

   The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

   Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

Discharge, Defeasance And Covenant Defeasance

   Unless otherwise provided in the Prospectus Supplement, the Operating Partnership or the Company (if the Company has guaranteed any Debt Securities under such Indenture) may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal, premium, if any, and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

   The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to decease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities to compensate the Trustee and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1006 through 1008, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Company, as the case may be, with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

   Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

   "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

   Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company, as the case may be, has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium, if any, and interest on such Debt Security as the same becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency either by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU either within the European Monetary System or for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal, premium, if any, and interest on any Debt Security that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.

   In the event the Operating Partnership or the Company, as the case may be, effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Section 1006 through 1008 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

                         DESCRIPTION OF PREFERRED STOCK

   Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation and Articles Supplementary (collectively, the "Charter"), the Board of Directors is authorized to issue, from the authorized but unissued capital stock of the Company, preferred stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company.

   Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of preferred stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that preferred stock may be issuable upon the exercise of Warrants issued by the Company. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

   The rights, preferences, privileges and restrictions of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

     (1) The title and stated value of such preferred stock;

     (2) The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

     (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

     (4) Whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

     (5) The procedures for any auction and remarketing, if any, for such preferred stock;

     (6) The provision for a sinking fund, if any, for such preferred stock;

     (7) The provision for redemption, if applicable, of such preferred stock;

     (8) Any listing of such preferred stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such preferred stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

     (10)  A  discussion  of  any  material   federal  income  tax  consequences
applicable to such preferred stock;

     (11) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

     (12) The relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14)  Any  other  specific  terms,  preferences,   rights,  limitations  or
restrictions of such preferred stock; and

     (15) Any voting rights of such preferred stock.

   Unless otherwise specified in the Prospectus Supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

   The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

   All certificates representing shares of preferred stock will bear a legend referring to the restrictions described above.

   All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Stock and preferred stock (or 1% if there are fewer than 2,000 stockholders) must file an affidavit with the Company containing the information specified in the Charter within 30 days after December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a real estate investment trust and to insure compliance with the Ownership Limit.

   The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

Description of Series A Preferred Stock

   The following description of the Company's 7 3/4% Series A Convertible Preferred Stock (liquidation preference $25.00 per share) (the "Series A Preferred Stock") is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Series A Preferred Stock, and Bylaws. The Company is authorized to issue 12,000,000 shares of Series A Preferred Stock, 11,500,000 shares of which were issued and outstanding as of September 30, 1998. The Series A Preferred Stock ranks senior to the Company's Common Stock as to dividends and liquidation amounts. The dividend per share on the Series A Preferred Stock is equal to the greater of (i) $1.9375 per annum or
(ii) the cash distributions (determined on each of the quarterly dividend payment dates referred to above) on the shares of the Company's Common Stock, into which a share of Series A Preferred Stock is convertible (equal to the number of shares of Common Stock, or portion thereof, into which a share of Series A Preferred Stock is convertible, multiplied by the most current quarterly distribution on or before the applicable dividend payment date). The dividends on the Series A Preferred Stock are cumulative. The Company currently pays regular dividends to holders of Series A Preferred Stock.

   In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive prior and in preference to any distribution to the holders of Common Stock, an amount per share of Series A Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto.

   Except in certain instances relating to the preservation of the Company's status as a REIT, the Series A Preferred Stock is not redeemable prior to January 16, 2003. On and after January 16, 2003, the Series A Preferred Stock may be redeemed at the option of the Company, in whole or from time to time in part, at the following percentages of the Liquidation Preference if redeemed during the twelve-month period beginning January 16 of the year indicated below, plus, in each case, all dividends accumulated, accrued and unpaid on the Series A Preferred Stock to the date fixed for such redemption (the "Redemption Date"), upon giving notice as provided below:

                      Redemption Price Per
    Year             Share of Series A Preferred
                     Stock
2003..............           103.88%
2004..............           103.10%
2005..............           102.33%
2006..............           101.55%
2007..............           100.78%
2008 and thereafter          100.00%

   Each share of Series A Preferred Stock is convertible, at the option of the holder thereof at any time prior to a redemption date, into shares of Common Stock at an initial conversion price of $32.83 per share of Common Stock, subject to adjustment. Currently, the 11,500,000 outstanding shares of Series A Preferred Stock are convertible into approximately 8,757,250 shares of Common Stock. Except under certain circumstances, the holders of Series A Preferred have no voting rights.

                           DESCRIPTION OF COMMON STOCK

   The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of preferred stock or upon the exercise of warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." Registrar and Transfer Company is the Company's transfer agent.

General

   The  Company's  Charter  authorizes  the  Company to issue up to  200,000,000 shares of capital  stock,  188,000,000  of which has been  designated  of Common
Stock with a par value of $.001 per share. There were 31,737,286 shares of Common Stock issued and outstanding as of the date of September 30, 1998. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

   The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Charter in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the shares of Common Stock offered by this Prospectus or any Prospectus Supplement when issued. The holders of the Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

Restrictions on Ownership and Transfer of Common Stock

   For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "closely-held test"). Shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year (the "100 person test"). See "Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification."

   Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than Robert Batinovich and the individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners"), may own an amount of Common Stock in excess of the Ownership Limitation, which, pursuant to Board action, currently is 9.9% of the outstanding shares of Common Stock and preferred stock. A qualified trust (as defined in the Charter) generally may own up to 9.9% of the outstanding shares of Common Stock and preferred stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 9.9% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to an option held by GPA, Ltd. or Mr. Batinovich to cause the Company to redeem their respective partnership interests in the Operating Partnership, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd.

   The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common Stock in excess of the Ownership Limitation, (b) result in the Company failing the 100 person test, or
(c) result in the Company failing the closely-held test, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

   The Charter also provides that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to fail either the closely-held test or the 100 person test will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual (a "Permitted Transferee") whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to fail the closely-held test. In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the Excess Shares from the trustee at the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) average of the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the closing market price for the Common Stock for the five consecutive trading days ending the date the Company exercises its option to purchase. The intended transferee would be entitled to receive from the trustee the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the closing market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the price per share received by the trustee from the transfer of the Excess Shares to a Permitted Transferee.

   The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Charter. Such amendments require the affirmative vote of stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

   All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

   All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Charter by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received, will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.

                             DESCRIPTION OF WARRANTS

   The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan). The Company may issue Warrants for the purchase of preferred stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

   The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

     (1) The title of such Warrants;

     (2) The aggregate number of such Warrants;

     (3) The price or prices at which such Warrants will be issued;

     (4) The designation, number of terms of the shares of preferred stock or Common Stock purchasable upon exercise of such Warrants;

     (5) The designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security;

     (6) The date, if any, on and after which such Warrants and the related preferred stock or Common Stock will be separately transferable;

     (7) The price at which each share of preferred stock or Common Stock purchasable upon exercise of such Warrants may be purchased;

     (8) The date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

     (9) The minimum or maximum amount of such Warrants which may be exercised at any one time;

     (10) Information with respect to book-entry procedures, if any;

     (11) A discussion of certain federal income tax consequences; and

     (12) Any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS
                          AND STOCKHOLDERS' RIGHTS PLAN

   Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." The issuance of shares of preferred stock or other capital stock by the Board of Directors may also have the effect of delaying, depriving or preventing a change in control of the Company. The Bylaws of the Company contain certain advance notice requirements in the nomination of persons for election to the Board of Directors which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the prevailing market price, or which such holders might believe to be otherwise in their best interests. In addition, in July 1998, the Company's Board of Directors adopted a stockholder rights plan which is intended to protect the Company's stockholders in the event of coercive or unfair takeover tactics, or an unsolicited attempt to acquire control of the Company in a transaction the Board of Directors believes is not in the best interests of the stockholders. Under the plan, the Company declared a dividend of Rights on its Common Stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of the Company's shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms of an acquisition with the Board of Directors. However, it could have the effect of deterring or preventing an acquisition of the Company, even if a majority of the Company's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management.

                         FEDERAL INCOME TAX CONSEQUENCES

   The following summary of material federal income tax consequences is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

   EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

   The Company believes that since January 1, 1996, it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be met.

   The provisions of the Code and the Treasury Regulations thereunder relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

   In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year that ended on December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

   In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT Taxable Income" (generally the REIT's taxable income adjusted for, among other things, the disallowance of the dividends-received deduction generally available to corporations) that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.

   If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

Taxation of the Company

General

   In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its stockholders on a pro rata basis). Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than property held for at least four years, foreclosure property and property involuntarily converted), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its ordinary income for such year;
(ii) 95% of its capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the Company, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

   The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons (the "100 person test"); (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year (the "closely-held test"); and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Treasury has proposed legislation that would also prohibit a REIT from owning securities in a corporation that represent either 10 percent of the corporation's vote or value. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. In addition, beginning in 1998, a REIT's failure to satisfy condition (6) during a taxable year will not result in its disqualification as a REIT under the Code for such taxable year as long as (i) the REIT satisfies the stockholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence, would not have known, whether it had failed condition (6). The Treasury has also proposed legislation that would change condition (6) by preventing any "person" (i.e., a corporation, partnership or trust) from owning stock of a REIT possessing more than 50% of the total combined voting power of all classes of voting stock or more than 50% of the total value of shares of all classes of stock. Furthermore, a REIT must also report its income, for federal income tax purposes, based on the calendar year.

   In order to assist the Company in complying with the 100 person test and the closely-held test, the Company has placed certain restrictions on the transfer of the Common Stock and the Company's preferred stock to prevent further concentration of stock ownership. See "Description of Common Stock -- Restrictions on Transfer." Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and preferred stock disclosing the actual owners of such Common Stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." Furthermore, the Company reports its income, for federal income tax purposes, based on the calendar year.

   Although the Company intends to satisfy the stockholder demand letter rules described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT but may result in the imposition of IRS penalties against the Company.

   In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the

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assets and gross income of a partnership  shall retain the same character in the hands of a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

Asset Tests

   At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either: (i) 5% of the value of the Company's total assets as to any one non-government issuer; or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in real property through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries," which are, in general, corporate subsidiaries 100% owned by a REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

   The Company has analyzed the impact of its ownership interests in GC on its ability to satisfy the asset tests. Based upon its analysis of the estimated value of the Company's total assets as well as its estimate of the value of the respective nonvoting Preferred Stock interests in GC, the Company believes that none of such Preferred Stock interests will exceed 5% of the value of the Company's total assets on the last day of any calendar quarter in 1996. The Company intends to monitor compliance with the 5% test on a quarterly basis and believes that it will be able to manage its operations in a manner to comply with the tests, either by managing the amount of its qualifying assets or reducing its interests in GC, although there can be no assurance that such steps will be successful. In rendering its opinion as to the qualification of the Company as a REIT, counsel has relied upon the Company's representation as to the value of its assets and the value of its interests in GC. Counsel has discussed with the Company its valuation analysis and the future actions available to it to comply with the 5% tests but it has not independently verified the valuations.

Gross Income Tests

   There are three separate percentage tests (two beginning in 1998) relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

   The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes:(i) "rents from real property" (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

   For purposes of determining whether the Company complies with the 75% test and 95% test (described below), gross income does not include income from prohibited transactions. See "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of Properties."

   In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of

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

receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered
"rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

   Under prior law, if a REIT provides impermissible services to its tenants, all of the rent from those tenants would have been disqualified from satisfying the 75% test and 95% test (described below). Beginning in 1998, rents will not be disqualified if a REIT provides de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of this 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost of the Company in furnishing or rendering the services.

   The Company will be deemed to provide certain services which are actually provided by the Operating Partnership (which is not an independent contractor of the Company) with respect to properties owned by the Operating Partnership. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% test and 95% test (described below). The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

   The Company will receive nonqualifying management fee income. As a result, the Company may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on the Company's representation that the actual amount of nonqualifying income will not exceed such limits.

   The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these rules, income earned thereon will operate to reduce its interest expense, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

   Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

   The 30% Test. Prior to 1998, the Company must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of:
(i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities held for less than one year; and (iii) property in a "prohibited transaction." The 30% test has been repealed effective for tax years beginning after December 31, 1997.

Annual Distribution Requirements

   The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of: (i) 95% of the Company's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain); and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis.) Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of: (i) 85% of its ordinary income for such year;
(ii) 95% of its net capital gain for such year; and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For such purposes, dividends declared to shareholders of record in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

   The Company believes that it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT Taxable Income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

   If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

Failure to Qualify

   If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

Tax Aspects of the Company's Investment in the Operating Partnership

   The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership.

General

   The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT Taxable Income. See "-- Requirements for Qualification" and "-- Gross Income Tests." Any resultant increase in the Company's REIT Taxable Income increases its distribution requirements (see "-- Requirements for Qualification" and "-- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "--

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

Requirements for Qualification" and "-- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to Certain Properties

   Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

   In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under
Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification" and "-- Annual Distribution Requirements." In addition, the application of Section 704(c) of the Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest

   The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally: (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company; (ii) is increased by (a) its allocable share of the Operating Partnership's income and
(b) increases in its allocable share of indebtedness of the Operating Partnership and; (iii) is reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's losses and (b) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

   If the  allocation  of the  Company's  distributive  share  of the  Operating
Partnership's losses would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such losses will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

Sale of Properties

   Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership will be capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to make such occasional sales of properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company

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

believes that in general the Operating Partnership's properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

   As used herein, the term "U.S. Stockholder" means a holder of shares of Company stock who (for U.S. federal income tax purposes): (i) is a citizen or resident of the United States; (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (except, in the case of a partnership, the Treasury provides otherwise by regulations); (iii) is an estate the income of which is subject to United States Federal income taxation regardless of its source; or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

   As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time the Company held the assets which produced such gains, and on certain designations, if any, which may be made by the Company, such gains may be taxable to noncorporate U.S. stockholders at a 20% or 25% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Company Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gain, provided that the shares have been held as a capital asset (which, with respect to a non-corporate U.S. Stockholder, will be taxable as long-term capital gain if the shares have been held for more than eighteen months, mid-term capital gain if the shares have been held for more than one year but not more than eighteen months, or short-term capital gain if the shares have been held for one year or less). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31st of such year; provided that the dividend is actually paid by the Company on or before January 31st of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

   Distributions made by the Company and gain arising from the sale of exchange by a U.S. Stockholder of shares of Company stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Company stock (or distributions treated as such), will not be treated as investment income under certain circumstances.

   The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition to the extent designated by the Company, a U.S. Stockholder generally would: (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable); (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains; (iii) receive a credit or refund for such amount of tax deemed paid by it; (iv) increase the adjusted basis of its Shares by the difference between the amount of such includable gains and the tax deemed to have been paid by it; and (v), in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

   Upon any sale or other disposition of Company stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (i) the amount of cash and the fair market value of any property received on such sale or other disposition; and (ii) the holder's adjusted basis in such shares of Company stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset and, with respect to a non-corporate U.S. Stockholder, will be long-term gain or loss if such shares have been held for more than one year at the time of disposition. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Company stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

Backup Withholding

   The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, the Company will institute backup withholding with respect to a stockholder when instructed to do so by the IRS. A stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

Taxation of Tax-Exempt Stockholders

   The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company's stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the Company is treated as a "pension-held REIT." In view of the Ownership Limitation, the Company does not expect to be treated as a "pension-held REIT." See "Description of Common Stock -- Restrictions on Transfer." Consequently, a pension trust stockholder should not be subject to UBTI on dividends that it receives from the Company. However, because the Common Stock is publicly traded, no assurance can be given to this effect.

Taxation of Foreign Stockholders

   The rules governing U.S. federal income taxation of the ownership and disposition of Company stock by persons who or that are not U.S. Stockholders ("Non-U.S. Stockholders") are complex and no attempt is made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Unless such distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate, if applicable. In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of the Company's stock. If income on the Company's stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless: (i) a lower treaty rate applies and proper certification is provided; or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder).

   Pursuant to Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under certain income tax treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Under recently promulgated Temporary Treasury Regulations, certain Non-U.S. Stockholders who seek to claim the benefit of an applicable treaty rate will be required to satisfy certain residency requirements. In addition, certain certification and disclosure requirements must be satisfied under the effectively connected income and permanent establishment exemptions discussed in the preceding paragraph.

   Unless the Company's stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of the Company's capital stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, the Company's stock is treated as a USRPI, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will also give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below.

   Distributions that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless: (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, it is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax); or (ii) the Non-U.S. Stockholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

   For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by the Company (including property held by the Operating Partnership), will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as gain effectively connected with a U.S. trade or business regardless or whether such dividends are designated as capital gain dividends. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Also, distributions of USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Stockholder upon a sale of shares of Company stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of the Company will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the stock may be required to withhold 10% of the purchase price and remit such amount to the IRS. However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect.

   Gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if: (i) investment in the shares is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

   If the proceeds of a disposition of shares of Company stock are paid by or through a U.S. office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if: (i) the payment is made through an office outside the U.S. of a broker that is either (a) a U.S. person,
(b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and (ii) the broker fails to obtain documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

   Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements described above, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule under which a Non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designed by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF FOREIGN STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

Possible Legislative or Other Actions Affecting Tax Consequences

   Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

State Tax Consequences and Withholding

   The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which the Company may conduct business treat REITs as ordinary corporations. The Company does not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares of the Company's capital stock. However, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

   EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

   The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company or the Operating Partnership. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement. Direct sales to investors may be accomplished through subscription offerings or concurrent rights offerings to the Company's stockholders and direct placements to third parties.

   Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

   Underwriters may offer and sell Offered Securities at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company and the Operating Partnership also may offer and sell the Offered Securities in exchange for one or more of then outstanding issues of debt or convertible debt securities. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

   Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

   Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Company's Common Stock and Series A Preferred Stock which are listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company and the Operating Partnership may elect to list any series of Offered Securities on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

   If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership may authorize dealers acting as the Company's or Operating Partnership's agents to solicit offers by certain institutions to purchase Offered Securities from the Company or the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company or the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the U.S. to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company or the Operating Partnership shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company and the Operating Partnership and its subsidiaries in the ordinary course of business.

   In order to facilitate an offering of Offered Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Offered Securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the Offered Securities for their own account by selling more Offered Securities than have been sold to them by the Company or the Operating Partnership. The underwriters may elect to cover any such short position by purchasing Offered Securities in the open market or by exercising any over-allotment option granted to the underwriters. In addition, such persons may stabilize or maintain the price of the Offered Securities by bidding for or purchasing Offered Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Offered Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Offered Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Offered Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                     EXPERTS

   The financial statements of the Company and the GRT Predecessor Entities, and related financial statements schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

   In addition, the financial statements of the Operating Partnership and the GRT Predecessor Entities, and related financial statement schedules included in the Registration Statement on Form S-4/A of the Operating Partnership filed on November 12, 1998, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein, in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

   In addition, the respective statements of revenues and certain expenses of the BGK Portfolio, the Eaton and Lauth Portfolio, One and Three Pacific, the Pauls Portfolio, the Galesi Portfolio and the Donau/Gruppe Portfolio, including in various Current Reports on Form 8-K and Form 8-K/A, have also been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein, in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

   The validity of the Offered Securities will be passed upon for the Company and the Operating Partnership by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualifications and taxation as a REIT under the Code contained in the Prospectus under the caption "Federal Income Tax Consequences" is based upon the opinion of Morrison & Foerster LLP.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act Registration fee.

             Securities Act Registration fee...... $ 88,500
             Printing fees........................   10,000
             Legal fees and expenses..............   40,000
             Accounting fees and expenses.........    5,000
             Blue sky fees and expenses...........   15,000
             Miscellaneous expenses...............   16,500
                                                    -------
                     Total........................ $175,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Maryland GCL permits a Maryland Corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the Maryland GCL.

   The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for those individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had a reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and to advance expenses to a present or former director or officer who served a predecessor of the Company in that capacity, and to any employee or agent of the Company, or a predecessor of the Company. Finally, the Maryland GCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful on the merits, or otherwise, in the defense of any proceeding to which he is made a party by reason of service in that capacity.

   The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with indemnification to the full extent permitted by the Charter and Bylaws of Company.

   The Company has obtained an insurance policy to provide liability coverage for directors and officers of Company.

ITEM 16.  EXHIBITS

    1.1*    --    Form of Underwriting Agreement
    3.1     --    Articles  of  Amendment  and  Restatement  of  Articles of
                  Incorporation of the Registrant  (incorporated by reference to
                  Exhibit 3.2 to  Registrant's  Registration  Statement  on Form
                  S-11 (File No. 333-09411))
    3.2     --    Bylaws of the Registrant (incorporated by reference to Exhibit
                  3.1 to Registrant's Registration Statement on Form S-11 (File
                  No. 333-09411))
    4.1*    --    Form of Warrant Agreement
    4.2     --    Indenture  dated  March 23,  1998  between  the  Operating
                  Partnership,  the Company and the Trustee,  including the Form
                  of  Notes,  and  the  First  Supplemental   Indenture  thereto
                  relating to the Company's 7 5/8% Series A Redeemable Notes due
                  2008 and  related 7 5/8%  Series B  Redeemable  Notes due 2008
                  (incorporated  by  reference  to Exhibit 4.2 to the  Operating
                  Partnership's Registration Statement on Form S-4 (File No.
                  333-08808))
    4.3*    --    Supplemental Indenture
    4.4     --    Form of Articles  Supplementary of Glenborough Realty Trust
                  Incorporated  relating  to the 7  3/4%  Series  A  Convertible
                  Preferred Stock  (incorporated by reference to Exhibit 3.03 of the  Company's  Annual  Report on Form 10-K for the year ended
                  December 31, 1997)
    4.5*    --    Form of Articles Supplementary of Glenborough Realty Trust
                  Incorporated for additional series of preferred stock or for other classes or series of capital stock.
    5.1     --    Opinion of Morrison & Foerster LLP
    8.1     --    Opinion of  Morrison & Foerster  LLP  relating to certain tax matters
   12.1     --    Computation of Ratio of Earnings to Fixed Charges and
                  Preferred Stock Dividends
   12.2     --    Computation of Ratio of Earnings to Fixed Charges and
                  Preferred Partner Interest Distributions
   23.1     --    Consent of Arthur Andersen LLP
   23.2     --    Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
   24.1     --    Power of Attorney
   25.1     --    Statement of Eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25.1 of the Operating Partnership's
                  Registration Statement on Form S-4 (File No. 333-08808))

------------
* To be filed by amendment or incorporated by reference in connection with the applicable offering of the Offered Securities.

ITEM 17.  UNDERTAKINGS

   The undersigned Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)To  include  any  prospectus   required  by  Section   10(a)(3)  of  the
        Securities Act
        of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrants hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' respective annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on January 11, 1999.

GLENBOROUGH PROPERTIES, L.P.                GLENBOROUGH REALTY TRUST
                                            INCORPORATED

By: Glenborough Realty Trust Incorporated   By: /s/ ROBERT BATINOVICH
    as General Partner                        ---------------------------------
                                                    Robert Batinovich
                                            Chairman and Chief Executive Officer
By:     /s/ ROBERT BATINOVICH
   -----------------------------------
           Robert Batinovich
  Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

   The undersigned hereby constitutes and appoints Robert Batinovich, Andrew Batinovich, Stephen Saul and Frank E. Austin as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by Glenborough Realty Trust Incorporated of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                        TITLE                          DATE

/s/ ROBERT BATINOVICH         Chairman and Chief Executive     January 11, 1999
-----------------------                  Officer
   Robert Batinovich

/s/ ANDREW BATINOVICH         Director, President and Chief    January 11, 1999
-----------------------              Operating Officer
   Andrew Batinovich

/s/ STEPHEN SAUL            Executive Vice President and Chief January 11, 1999
-----------------------             Financial Officer
    Stephen Saul

/s/ TERRI GARNICK           Senior Vice President and Chief    January 11, 1999
-----------------------            Accounting Officer
   Terri Garnick

      SIGNATURE                        TITLE                          DATE

/s/ PATRICK FOLEY                       Director               January 11, 1999
-----------------------
   Patrick Foley

/s/ LAURA WALLACE                       Director               January 11, 1999
-----------------------
   Laura Wallace

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
 1.1*     Form of Underwriting Agreement
 3.1      Articles of Amendment and Restatement of Articles of Incorporation
          of the  Registrant  (incorporated  by  reference to Exhibit 3.2 to
          Registrant's   Registration  Statement  on  Form  S-11  (File  No.
          333-09411))
 3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-11 (File No. 333-09411))
 4.1*     Form of Warrant Agreement
 4.2      Indenture dated March 23, 1998 between the Operating  Partnership, the Company and the Trustee, including the Form of Notes, and the First Supplemental Indenture thereto relating to the Company's 7 5/8% Series A Redeemable Notes due 2008 and related 7 5/8% Series
          B Redeemable Notes due 2008  (incorporated by reference to Exhibit
          4.2 to the Operating Partnership's  Registration Statement on Form
          S-4 (File No. 333-08808))
 4.3*     Supplemental Indenture
 4.4      Form  of  Articles   Supplementary  of  Glenborough  Realty  Trust
          Incorporated relating to the 7 3/4% Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.03 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997)
 4.5*     Form  of  Articles   Supplementary  of  Glenborough  Realty  Trust
          Incorporated for additional series of preferred stock or for other classes or series capital stock.
 5.1      Opinion of Morrison & Foerster LLP
 8.1      Opinion of Morrison & Foerster  LLP relating to certain tax matters
12.1 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
12.2 Computation of Ratio of Earnings to Fixed Charges and Preferred Partner Interest Distributions
23.1      Consent of Arthur Andersen LLP
23.2      Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
24.1      Power of Attorney
25.1 Statement of Eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25.1 of the Operating Partnership's Registration Statement on Form S-4 (File No. 333-08808))

------------
* To be filed by amendment or incorporated by reference in connection with the applicable offering of the Offered Securities.

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                January 11, 1999



                                                                     EXHIBIT 5.1


Glenborough Realty Trust Incorporated
Glenborough Properties, L.P.
400 South El Camino Real, 11th Floor
San Mateo, California  94402


Dear Sirs:

We have acted as counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company") and Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership") in connection with the offering and sale by the Operating Partnership, from time to time of up to $300,000,000 of its debt securities (the "Notes"), and in connection therewith, certain Guarantees which may be issued by the Company. The Notes and the Guarantees are the subject of a Registration Statement filed by the Operating Partnership and the Company on Form S-3 under the Securities Act of 1933, as amended.
In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Operating Partnership in connection with the authorization and issuance of the Notes, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
Based upon and subject to the foregoing, it is our opinion that the Operating Partnership has authority to issue the Notes to be registered under the Registration Statement and when (a) the applicable provisions of the Act and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Notes have been issued and delivered for value as contemplated in the Registration Statement, the Notes will be legally issued and will be binding obligations of the Operating Partnership and the Company (if the Company has guaranteed the Notes), respectively.
To the extent that the obligations of the Company as guarantor and the Operating Partnership as obligor under an indenture may be dependent upon such matters, we have assumed for purposes of this opinion (i) that the indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the trustee enforceable in accordance with its terms, (ii) that such trustee is in compliance, generally and with respect to acting as a trustee under the applicable indenture, with all applicable laws and regulations and (iii) that such trustee has the requisite organizational and legal power and authority to perform its obligations under the applicable indenture.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                   Very truly yours,


                                   /s/ Morrison & Foerster LLP

                      [MORRISON & FOERSTER LLP LETTERHEAD]




                                                                     EXHIBIT 8.1

                                December 29, 1998


Glenborough Realty Trust Incorporated
Glenborough Properties, L.P.
400 South El Camino Real, 11th Floor
San Mateo, California 94402

Ladies and Gentlemen:

      We have acted as special tax counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company") and Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership"), in connection with the offering and sale by the Operating Partnership from time to time of up to $300,000,000 of its debt securities (the "Notes"), and in connection therewith, certain Guarantees which may be issued by the Company. The Notes and the Guarantees are the subject of a Registration Statement filed by the Operating Partnership and the Company on Form S-3 under the Securities Act of 1933, as amended. Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated December 21, 1998 (the "Certificate"), delivered to us which provides certain representations of fact by the Company relevant to this opinion.
      You have requested our opinion as to whether the Company has operated in a manner to qualify it as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is solely for the benefit of the Company and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.
      In our capacity as special tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate; (ii) the Registration Statement and (iii) such other documents we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.
      Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (I) the Company is operated and will continue to be operated in the manner described in the Certificate, (II) the facts contained in the Registration Statement are true and complete in all material respects, and (III) all representations of fact contained in the Certificate are true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.
      We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, qualification and taxation of the Company as a REIT under the Code depends upon the Company's ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to us or assumed by us herein, our opinion should not be relied upon.
      Our opinion herein is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements of the IRS and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge or that the courts will agree with our conclusions.
      Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, commencing with the Company's taxable year ended

December 31, 1996 through its taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation has enabled it to so qualify, and if it operates after December 31, 1997 in the same manner as it has prior to that date, it will continue to so qualify.
      We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS and case law.

                                   Very truly yours,



                                   /s/ Morrison & Foerster LLP


Exhibit 12.1

                            GLENBOROUGH REALTY TRUST INCORPORATED

                      Computation of Ratio of Earnings to Fixed Charges
                and Ratio of Earnings to Fixed Charges and Preferred Dividends
                          For the five years ended December 31, 1997,
                         and the nine months ended September 30, 1998
                                (in thousands, except ratios)

                                         GRT Predecessor
                                        Entities, Combined              The Company
                                     -------------------------  ---------------------------
                                                                                     Nine
                                                                                    Months
                                                                                    Ended
                                                                                   September
                                                Year ended December 31,               30,
                                      1993     1994     1995     1996     1997       1998
                                     -------  -------  -------  -------  --------  --------

EARNINGS, AS DEFINED
Net Income (Loss) before
   Preferred Dividends               $4,418   $1,580   $  524  $(1,609)  $19,368   $36,644
Extraordinary items                  (2,274)      --       --      186       843        --
Federal & State income taxes             24      176      357       --        --        --
Minority Interest                         5       43       --      292     1,119     1,909
Fixed Charges                         1,301    1,140    2,129    3,913     9,668    35,916
                                     -------  -------  -------  -------  --------  --------
                                     $3,474   $2,939   $3,010   $2,782   $30,998   $74,469
                                     =======  =======  =======  =======  ========  ========
FIXED CHARGES AND PREFERRED
   DIVIDENDS, AS DEFINED

Interest Expense                     $1,301   $1,140   $2,129   $3,913    $9,668   $35,916
Capitalized Interest                     --       --       --       --        --       724
Preferred Dividends                      --       --       --       --        --    15,050
                                     -------  -------  -------  -------  --------  --------
                                     $1,301   $1,140   $2,129   $3,913    $9,668   $51,690
                                     =======  =======  =======  =======  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES     2.67     2.58     1.41     0.71 (1)  3.21      2.03
                                     =======  =======  =======  =======  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS              2.67     2.58     1.41     0.71 (1)  3.21      1.44
                                     =======  =======  =======  =======  ========  ========

(1)For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges and fixed charges plus preferred dividends by $1,131.


Exhibit 12.2

                                 GLENBOROUGH PROPERTIES, L.P.

                      Computation of Ratio of Earnings to Fixed Charges
     and Ratio of Earnings to Fixed Charges and Preferred Partner Interest Distributions
                         For the five years ended December 31, 1997,
                         and the nine months ended September 30, 1998
                                (in thousands, except ratios)

                                         GRT Predecessor
                                        Entities, Combined      The Operating Partnership
                                     -------------------------  ---------------------------
                                                                                     Nine
                                                                                    Months
                                                                                    Ended
                                                                                  September
                                                 Year ended December 31,              30,
                                      1993     1994     1995     1996     1997       1998
                                     -------  -------  -------  -------  --------  --------

Net Income (Loss) before Preferred
  Partner Interest Distributions     $4,418   $1,580   $  524  $(1,928)  $16,671   $37,737
Extraordinary items                  (2,274)      --       --      186       843        --
Federal & State income taxes             24      176      357       --        --        --
Minority Interest                         5       43       --       --        --        --
Fixed Charges                         1,301    1,140    2,129    3,913     9,668    35,916
                                     -------  -------  -------  -------  --------  --------

EARNINGS, AS DEFINED                 $3,474   $2,939   $3,010   $2,171   $27,182   $73,653
                                     =======  =======  =======  =======  ========  ========

Interest Expense                     $1,301   $1,140   $2,129   $3,913    $9,668   $35,916
Capitalized Interest                     --       --       --       --        --       724
                                     -------  -------  -------  -------  --------  --------

FIXED CHARGES, AS DEFINED            $1,301   $1,140   $2,129   $3,913    $9,668   $36,640
                                     =======  =======  =======  =======  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES     2.67     2.58     1.41     0.55 (1)  2.81      2.01
                                     =======  =======  =======  =======  ========  ========

Preferred Partner Interest
   Distributions                         --       --       --       --        --    15,050
                                     -------  -------  -------  -------  --------  --------

FIXED CHARGES AND PREFERRED PARTNER
  INTEREST DISTRIBUTIONS, AS DEFINED $1,301   $1,140   $2,129   $3,913    $9,668   $51,690
                                     =======  =======  =======  =======  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED PARTNER INTEREST
  DISTRIBUTIONS                        2.67     2.58     1.41     0.55 (1)  2.81      1.42
                                     =======  =======  =======  =======  ========  ========

(1)For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges and fixed charges plus preferred partner interest distributions by $1,742.

                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 21, 1998 (except with respect to the matters discussed in Note 14, as to which the date is March 20, 1998) on the consolidated financial statements of Glenborough
Realty Trust Incorporated and the combined financial statements of the GRT Predecessor Entities and our report dated January 21, 1998 on the consolidated financial statements of Glenborough Hotel Group each of which is included in the Form 10-K and the Form 10-K/A of Glenborough Realty Trust Incorporated for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

We also consent to the incorporation by reference in this registration statement of our report dated January 21, 1998 on the consolidated financial statements of Glenborough Properties, L.P. and the combined financial statements of the GRT Predecessor Entities included in the Registration Statement on Form S-4 of Glenborough Properties, L.P. filed on November 12, 1998.

We also consent to the incorporation by reference in this registration statement of our report dated May 12, 1998 with respect to the combined statement of revenues and certain expenses of the BGK Portfolio for the year ended December 31, 1997, included in the Current Reports on Form 8-K/A of Glenborough Realty Trust Incorporated filed on May 15, 1998 and September 10, 1998.

We also consent to the incorporation by reference in this registration statement of our report dated May 15, 1998 with respect to the combined statement of revenues and certain expenses of the Eaton & Lauth Portfolio for the year ended December 31, 1997, included in the Current Reports on Form 8-K/A of Glenborough Realty Trust Incorporated filed on May 15, 1998 and September 10, 1998.

We also consent to the incorporation by reference in this registration statement of our report dated June 12, 1998 with respect to the combined statement of revenues and certain expenses of the Galesi Portfolio for the year ended December 31, 1997, included in the Current Report on Form 8-K/A of Glenborough Realty Trust Incorporated filed on August 13, 1998.

We also consent to the incorporation by reference in this registration statement of our report dated June 25, 1998 with respect to the combined statement of revenues and certain expenses of the Donau/Gruppe Portfolio for the year ended December 31, 1997, included in the Current Report on Form 8-K/A of Glenborough Realty Trust Incorporated filed on August 13, 1998.

We also consent to the incorporation by reference in this registration statement of our report dated July 15, 1998 with respect to the combined statement of revenues and certain expenses of the Pauls Portfolio for the year ended December 31, 1997, included in the Current Report on Form 8-K/A of Glenborough Realty Trust Incorporated filed on August 13, 1998.

We also consent to the incorporation by reference in this registration statement of our report dated July 15, 1998 with respect to the statement of revenues and certain expenses of the One and Three Pacific for the year ended December 31, 1997, included in the Current Report on Form 8-K/A of Glenborough Realty Trust Incorporated filed on August 13, 1998.


                                    ARTHUR ANDERSEN LLP



San Francisco, California
January 6, 1999